RULE 17J-1 CODE OF ETHICS

FOR

KENNEDY LEWIS CAPITAL COMPANY

Section I Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by Kennedy Lewis Capital Company (the “Company”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that the trustees and officers of the Company, the managers, partners, officers and employees of Kennedy Lewis Capital Holdings LLC (the “Advisor”), who provide services of an investment advisory nature to the Company, and the directors officers or general partners of any principal underwriter of the Company owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company. All Covered Personnel (as defined herein) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Personnel who are affiliated with the Advisor or another entity that is a registered investment adviser or any principal underwriter of the Company are, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser or principal underwriter. In addition, all Covered Personnel must comply with applicable federal securities laws and must report violations of the Code to the Company’s or the Advisor’s Chief Compliance Officer (each, a “CCO”). The Advisor maintains its own Code of Ethics pursuant to Section 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisor’s Code of Ethics”). The Advisor and any principal underwriter of the Company will provide a written report, at least annually, to the Company’s board of trustees describing any issues arising under their own Code of Ethics or procedures since the last report to the board of trustees, including, but not limited to, information about material violations of their Code of Ethics or procedures and sanctions imposed in response to material violations and certifying that each has adopted procedures reasonably necessary to prevent violations of their respective Code of Ethics.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Company. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders. In sum, all Covered Personnel shall place the interests of the Company before their own personal interests.

All Covered Personnel must read and retain this Code of Ethics.

Section II Definitions

(A)
“Access Person” means any trustee, officer, general partner or Advisory Person (as defined below) of the Company or the Advisor or any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Company for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of Covered Securities.

(B)
An “Advisory Person” of the Company or the Advisor means: (i) any trustee, officer general partner or employee of the Company or the Advisor, or any company in a Control (as defined below) relationship to the Company or the Advisor, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company or the Advisor, who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

(C)
“Beneficial Ownership” is defined broadly to include ownership by any person who, directly or indirectly, through any contract, fund or other arrangement, understanding, relationship, or otherwise has or shares with respect to such security (a) voting power (defined as the power to vote, or to direct the voting of, such security) or (b) investment power (defined as the power to dispose, or to direct the disposition of, such security). Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

(D)
“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer of the Company and/or the Advisor, as the context requires.

(E)
“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
(F)
“Covered Personnel” means any trustee, manager, officer, or employee (including a temporary employee) of the Company, the Adviser, or any principal underwriter and any other persons designated by the relevant CCO. All Supervised Persons are Covered Persons for purposes of this Code.
(G)
“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).1 Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H)
“Independent Trustee” means a trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(I)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(J)
“Investment Personnel” of the Company or the Advisor means: (i) any employee of the Company or the Advisor (or of any company in a Control relationship to the Company or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company or the Advisor and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

(K)
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L)
“Restricted List” shall have the same meaning as that set forth in Advisor’s Code of Ethics.

(M)
“Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Advisor for purchase by the Company; and (ii) any Derivative with respect to a Covered Security as described in Section II.(G) and footnote 1 above.

(N)
“Supervised Person” means any partner, officer, trustee (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. For purposes of this Code, all employees and “Associated Persons” (as defined in Section 202(a)(17) of the Advisers Act) of the Adviser as well as any other person designated by the relevant CCO as a Supervised Person are

1 “Derivative” means any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security.

deemed to be Supervised Persons.

Section III Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Company. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Company, or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company to:

(i)
employ any device, scheme or artifice to defraud the Company

(ii)
make any untrue statement of a material fact to the Company or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)
engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

(iv)
engage in any manipulative practice with respect to the Company.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV Prohibited Transactions

(A)
An Access Person (excluding any Independent Trustee) may not, without pre-clearance approval from the relevant CCO:

(1)
purchase or otherwise acquire Beneficial Ownership of any security on the Restricted List (other than (a) securities purchased or acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments or (b) in the limited circumstance in which the material non-public information that caused the issuer of the relevant securities to be placed on the Restricted List was obtained in connection with a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted for the Company or a fund affiliated with the Company), or of any Covered Security concerning which he or she has material non-public information, regardless of whether that security is on the Restricted List (except in the limited circumstance in which the information is obtained in connection with (a) the transaction being made pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments, in which case the transaction itself is permitted, or (b) a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted for the Company or a fund affiliated with the Company); or

(2)
sell or otherwise dispose of Beneficial Ownership, of any security on the Restricted List (other than (a) securities purchased or acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments or (b) in the limited circumstance in which the material non-public information that caused the issuer of the relevant securities to be placed on the Restricted List was obtained in connection with a private transaction with the issuer of the securities involved, in which case the sale or other disposition itself is permitted for the Company or a fund affiliated with the Company), or of any Covered Security concerning which he or she has material non-public information, regardless of whether that security is on the Restricted List (except in the limited circumstance in which the information is obtained in connection with (a) the transaction being made pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments, in which case the transaction itself is permitted, or (b) a private transaction with the issuer of the securities involved, in which case the sale or other disposition itself is permitted for the Company or a fund affiliated with the Company).

(B)
An Access Person may not purchase or otherwise acquire or sell or otherwise dispose of any Beneficial Ownership of the Company’s securities without pre-clearance approval by the Company CCO, unless either CCO is the person seeking the approval, in which case it must be obtained from the Company’s President.

(C)
Investment Persons of the Company or the Advisor must obtain pre-approval from the Advisor CCO before acquiring Beneficial Ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering, except when the securities are acquired by a fund affiliated with the Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments. The approval must be obtained from the Advisor’s CCO unless either CCO is the person seeking the approval, in which case it must be obtained from the Company’s President.2

(D)
No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Company’s CCO his or her interest, if any, in the Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of the issuer; any contemplated transaction by the Access Person in the Covered Securities; any position the Access Person (or any person to whom the Access Person is related, by blood or marriage, and is known) has with the issuer; and any present or proposed business relationship between the issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V Reports by Access Persons

(A)
Initial and Annual Personal Securities Holdings Reports.

2 Seeking pre-approval under this Section IV(C) will be deemed to meet the pre-approval requirement of Rule 17j-1(e) of the 1940 Act.

All Access Persons shall (i) within 10 days of the date on which they become Access Persons, and (ii) thereafter, on an annual basis within 30 days after a specified date, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership. Each Personal Securities Holdings Report shall state the date it is being submitted. The information must be current as of a date not more than 45 days prior to (x) the date the person becomes an Access Person, in the case of initial holdings reports, and (y) the date when the report is submitted, in the case of annual holdings reports.

(B)
Quarterly Securities Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership.

A Quarterly Securities Transaction Report shall be in such form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1)
Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)
Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3)
Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)
The date the report is submitted by the Access Person.

(C)
Independent Trustees.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Trustee who would be required to make a report under this Section V solely by reason of being a trustee of the Company is not required to file a Personal Securities Holding Report upon becoming a trustee of the Company or an annual Personal Securities Holding Report.

An Independent Trustee also need not file a Quarterly Securities Transaction Report unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee such Covered Security is or was purchased or sold by the Company or the Advisor considered purchasing or selling such Covered Security; provided, however, that an Independent Trustee shall not be excused from the requirement to obtain pre-approval to acquire or dispose of Company shares in accordance with Section IV.

(D)
Access Persons of the Advisor.

An Access Person of the Advisor need not make a Quarterly Securities Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to the Advisor’s Code of Ethics.

(E)
Brokerage Accounts and Statements.

Access Persons, except Independent Trustees, shall:

(1)
within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2)
instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(3)
on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F)
Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G)
Responsibility to Report.

Access Persons will be informed of their obligations to report, however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Company, or by the Advisor and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H)
Where to File Reports.

All Quarterly Securities Transaction Reports and Initial and Annual Personal Securities Accounts and Holdings Reports must be filed with the specified CCO.

(I)
Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any Beneficial Ownership in the Covered Security to which the report relates.

Section VI Confidentiality of the Company’s Transactions

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the trustees of the Company.

Section VII Additional Annual Requirements

(A)
Access Persons.

Access Persons shall be required to acknowledge annually in writing that they have read this Code, that they understand and recognize that they are subject to the Code and/or the Advisor’s Code of Ethics (together, the “Codes”), and affirm that they will fully comply with the Codes on a going-forward basis. Further, Access Persons who have been subject to the Codes at any time during the previous year shall be required to certify annually that they have complied with the requirements of this Codes. The form and manner of submission of the acknowledgement, affirmation and certification shall be as jointly specified by the CCOs.

(B)
Annual Report and Board Review.

No less frequently than annually, the Company and the Advisor must furnish to the Company’s board of trustees, and the board must consider, a written report that: (A) describes any material issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Company and the Advisor, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of trustees, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are trustees, managers, partners, officers or employees of the Advisor (or of a company that controls the Advisor), the sanctions to be imposed shall be determined by the Advisor (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.

Section IX Administration and Construction

(A)
The administration of this Code shall be the shared responsibility of each the Company and the Advisor respective CCO.

(B)
The shared duties of the CCOs are as follows:

(1)
Maintain continuously a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Advisor or of any company that controls the Advisor, and inform all Access Persons of their reporting obligations here under;

(2)
On an annual basis, provide all Access Persons a copy of this Code and inform the persons of their duties and obligations hereunder including making available any supplemental training that may be required from time to time. In addition, provide to all Access Persons updated copies of the Code each time it is amended;

(3)
Collect from all Access Persons a signed “Acknowledgement, Affirmation and Certification”, in such form as the CCOs shall direct, or equivalent electronic certification annually and each time the Code is amended;

(4)
Maintain or supervise the maintenance of all records (including pre-clearance and other approvals granted) and reports required by this Code;

(5)
Review the contents of holdings reports submitted by Access Persons;

(6)
Review reports of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and review the transactions against a listing of all transactions effected by the Company and securities of any companies included on the Restricted List during the reporting period;

(7)
Issue, either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(8)
Conduct the inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of trustees of the Company; and

(9)
Submit a written report to the board of trustees of the Company, no less frequently than annually, that describes any issues arising under the Code since the last the report, including but not limited to the information described in Section VII(B) of this Code.

(C)
The respective CCO of each the Company and Advisor shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the Advisor, the following records:

(1)
A copy of all codes of ethics adopted by the Company or the Advisor and their affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2)
A copy of all signed “Acknowledgement, Affirmation and Certification” forms or equivalent electronic certification for at least five (5) years after the end of the fiscal year in which the Acknowledgement, etc. is submitted;

(3)
A record of each violation of the codes of ethics and of any action taken as a result of the violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4)
A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5)
A copy of each report made by the CCO to the board of trustees of the Company for two (2) years from the end of the fiscal year of any the Company in which the report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6)
A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and this Code, or who are or were responsible for reviewing such reports;

(7)
A copy of each report required by Section VII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8)
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)
This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Company’s Independent Trustees.